Exhibit 99.1

The
CreditStore


CONTACT: MICHAEL PHILIPPE
         CHIEF FINANCIAL OFFICER
         (605) 339-7520

FOR IMMEDIATE RELEASE
---------------------

                 THE CREDIT STORE, INC. UPDATES LIQUIDITY STATUS

SIOUX FALLS - AUGUST 2, 2002 - The Credit Store Inc. (AMEX- CDS) today provided an update to its previous statements regarding its liquidity status.

         As disclosed in the Company's press release dated July 8, 2002, the Company was engaged in discussions aimed at obtaining additional financing and/or accommodations from its existing creditors so as to improve its liquidity position. To date, the Company has not arranged any new sources of financing or made any other arrangements to enhance its liquidity. The Company was unable to extend the maturity of its credit facility with Coast Business Credit and is now in default under the credit facility. Coast has advised the Company that its parent, Southern Pacific Bank, has been under contract to sell a portfolio of loans, including the Company's credit facility. The Company continues to engage in discussions with its various institutional creditors, including Coast and the potential purchaser of its portfolio of loans, as well as possible new sources of funding looking toward extensions of maturity dates or refinancing of its existing indebtedness. There can be no assurance these discussions will be successful. The Company has also been withholding payments to many of its unsecured creditors.

         The Company continues to review the alternatives available to it, including the possibility of asset sales and reorganization under the federal bankruptcy act. The Company has retained Marotta Gund Budd & Dzera, LLC as restructuring advisors to assist the Company in exploring its options. J. Richard Budd, III, a director of the Company, is a principal of Marotta Gund Budd & Dzera, LLC.

FORWARD LOOKING STATEMENTS
         This press release contains certain forward-looking statements on which readers should not place undue reliance on forward-looking statements. Factors that may cause our actual results to differ from those projected include: our ability to achieve positive cash flow from operation, our ability to obtain additional capital to finance our operations, our ability to sell or securitize our performing credit card receivables and general economic conditions. These and other risk factors are more fully discussed in the Company's Annual Report on Form 10-K for the year ended June 30, 2001. We caution you that the list of factors above is not exhaustive and that those or other factors, many of which are outside of our control, could have a material adverse effect on us and our results of operations. All forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth herein and in our Annual Report on Form 10-K. We assume no obligation to publicly release the results of any revision or updates to these forward-looking statements to reflect future events or unanticipated occurrences.